Exhibit 10.4

February 17, 2015

Mr. Michael Sgro

131 Walnut Street

Jenkintown, PA 19046

Dear Mike:

On behalf of American Water, I am pleased to confirm your promotion to Senior Vice President, General Counsel reporting to Susan Story, President and Chief Executive Officer.  The effective date of this promotion is February 17, 2015.  We are confident that you will find your new position to be personally rewarding and one in which you can make significant contributions to the Company.  The conditions of this promotion are as follows:

Compensation:

Effective with the promotion date, your new bi-weekly salary will be $14,423.08 and when annualized would be approximately $375,000.  The new salary grade for your position will be ML3.  Your job performance will be reviewed annually as part of our performance management system and you may be eligible for a merit increase in 2016.

Annual Incentive:

You will continue to be eligible to participate in the Company’s Annual Incentive Plan (AIP).  Effective on the date of your promotion, your AIP target bonus of 30% will increase to a 50% target bonus of your new annual base salary. Any amount awarded to you as a participant under the Annual Incentive Plan will be determined in accordance with the terms of the Plan.  Your 2016 AIP will be prorated based upon your promotion date. Actual payout of the Annual Incentive Plan bonus is discretionary and based on factors including company performance and individual performance objectives.

Long Term Incentive:

You will continue to be eligible to receive an equity award under the Company's Long Term Incentive Plan (LTIP), if such an award is approved by the Compensation Committee of the American Water Board of Directors.  Effective on the date of your promotion, your LTIP target bonus of 30% will increase to a target of 90% of your annual base salary.  You will receive a communication shortly from the Company after the Compensation Committee approves an award for you.

Benefits:

Your current benefits will remain unchanged and in effect, including your current vacation accrual.

.

1025 Laurel Oak Road, Voorhees, NJ  08043

Mr. Sgro

February 17, 2015

You are entitled to the severance benefits provided under the Executive Severance Policy.  The severance benefits are provided to executives whose employment is involuntarily terminated by American Water for reasons other than Cause.  Under the policy, you will receive salary continuation benefits based on your pay grade, which would be 12 months of your base salary, plus a prorated Annual Incentive Plan bonus to the extent such a payment is provided under the terms of the Annual Incentive Plan. A copy of the Executive Severance Policy is provided to you with this offer.

We look forward to working with you and to the contributions you will continue make to American Water, as well as the opportunity to provide you with professional growth.  If you have questions, please contact me at 856-782-3659.

Once you have reviewed the offer please sign below and return a copy to me.  Your signature will indicate your acceptance of our offer of employment as outlined in this letter.

Sincerely,

/s/ BJ Holdnak

Brenda (BJ) Holdnak
Vice President, Human Resources
American Water
1025 Laurel Creek Road
Voorhees, New Jersey 08043

I, Employee Name, understand that my employment will be "at will," which means that I am not guaranteed employment or any particular job for any specified period of time.  The Company or I may terminate my employment at any time, for any or no reason, with or without cause.

/s/ Michael Sgro	2/18/15
Signature Michael Sgro

2/18/15	2